UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 5, 2003

INTELLIGENT MOTOR CARS GROUP, INC.

(Formerly known as Harrison Holding’s, Inc.)

(Exact name of registrant as specified in charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-88952

74-3022293

(Commission file number)

(IRS employer identification no.)

2800 W. Cypress Creek Road, Fort Lauderdale, FL

33309

      (Address of principal executive offices)

(Zip Code)

(954) 917-4301

(Registrant’s telephone number, including area code)

Item 1.

Changes in Control of Registrant.

Effective February 5, 2003, the Registrant acquired all of the outstanding capital stock of Intelligent Motor Cars, Inc., a Florida corporation (“IMC”), through an exchange of shares of the Registrant for all the outstanding capital stock of IMC (the “Acquisition”). The Registrant issued 10,000,000 shares of restricted common stock, $.001 par value (“Common Stock”), to the former stockholders of IMC in exchange for their 500 shares of IMC common stock.

Pursuant to an Agreement and Plan of Share Exchange effective February 5, 2003 among the Registrant, IMC and the IMC stockholders (the “Agreement”), the officers and directors of the Registrant resigned upon consummation of the Acquisition. The persons serving as directors and officers of IMC immediately prior to the Acquisition were elected to the same offices with the Registrant and retained their positions as directors and officers of IMC.

Pursuant to the terms of the Agreement, Michael Hopley, Hugh Wilson and Chris Skerik, officers and directors of the Registrant prior to the Acquisition, returned 21,500,000, 1,000,000 and 1,000,000 shares, respectively, to the Registrant which were then cancelled and returned to treasury. Upon consummation of the Acquisition, the Registrant had 14,538,000 shares of its common stock issued and outstanding. The IMC stockholders beneficially own approximately 68.79% of the voting securities of the Registrant. As a result of the Acquisition, Gerald Scalzo, owning 58.47% of the voting securities of the Registrant, acquired control of the Registrant and Paul Gellenback acquired 6.88% of the Common Stock issued by the Registrant. The source of the consideration used in the Acquisition of control of the Registrant were the shares of IMC stock owned prior to the Acquisition that were acquired by the Registrant upon consummation of the Acquisition in exchange for the Common Stock issued by the Registrant.

The Registrant is not aware of any arrangements which may at a subsequent date result in a change of control of the Registrant. See “Resignation of Directors” in Item 6. below.

Item 2.

Acquisition or Disposition of Assets.

As a result of the Acquisition effective February 5, 2003, the Registrant acquired all of the assets and liabilities of IMC, which assets were used prior to the Acquisition in IMC’s business. IMC is headquartered in Fort Lauderdale, Florida and employs approximately 25 people in its three locations. Its primary services include used auto sales, reconditioning, financing and insurance, warranty services and floor planning (dealer to dealer financing). IMC also provides services for new car sales, such as search, acquisition and delivery on a limited basis. In addition, through a partnership with the Internet auction company, eBay, IMC operates three online specialty auto retail shops. The eBay shops have been in operation since early 2001 and generate approximately fifty retail car sales each month for IMC. In addition to its primary business, IMC maintains a diverse partner network that includes approximately 75 auto dealers throughout the Southeast United States. The partner network is largely comprised of auto dealers, wholesalers and finance companies.

As a result of the Acquisition, IMC is now a wholly-owned subsidiary of the Registrant. The Registrant intends to operate IMC in the same manner and to continue in the business that IMC engaged in prior to the Acquisition. Prior to the Acquisition, no material relationship existed between IMC and/or any of its affiliates and the Registrant and/or any of its affiliates, any director or officer of the Registrant or any associate of any such director or officer. The amount of consideration given by the Registrant for the stock of IMC was determined by the respective management of the Registrant and IMC.

Item 3.

Bankruptcy or Receivership.

Not applicable

Item 4.

Changes in Registrant’s Certifying Accountant.

Not Applicable

Item 5.

Other Events.

By consent of a majority of the stockholders of the Registrant, the following was approved:

(A)

an amendment to the Registrant’s Certificate of Incorporation (which became effective on February 5, 2003) to change its corporate name from Harrison Holding’s, Inc. to Intelligent Motor Cars Group, Inc.;

(B)

the Acquisition, pursuant to which the Registrant agreed to issue 10,000,000 shares of Common Stock to the historical stockholders of IMC and cancel and return to treasury an aggregate of 23,500,000 shares of the Registrant’s common stock owned by officers and directors of the Registrant;.

(C)

the election of the following nominees to serve as directors of the Registrant upon consummation of the Acquisition: (i) Gerald Scalzo, and (ii) Michael Magolnick.

Item 6.

Resignation of Registrant’s Directors.

Pursuant to the terms of the Agreement, the directors of the Registrant resigned as directors upon consummation of the Acquisition. The resignations were tendered in recognition of the cancellation of 23,500,000 shares of the Registrant’s common stock owned by officers and directors of the Registrant which were returned to treasury and the issuance of a majority of the Registrant’s voting securities to the stockholders of IMC. The resigning directors did not resign due to a disagreement with the Registrant on any matter relating to Registrant’s operations, policies or practices.

Item 7.

Financial Statements, Pro Forma Financial Information and Exhibits.

(a)

Financial Statements of Business Acquired.

The Registrant will file reports as a “small business issuer” as defined in Regulation S-B for its 2003 fiscal year and accordingly, will be complying with the financial statement requirements of Item 310 of Regulations S-B.

(b)

Pro Forma Financial Information.

It is impractical to provide all of the required Pro Forma financial information for the acquired business at the time that this Report is due to be filed. All such required Pro Forma financial information will be filed as soon as practicable, but not later than 60 days after this Report is filed.

(c)

Exhibits.

2.1

Agreement and Plan of Share Exchange dated as of February 5, 2003, among Registrant, Intelligent Motor Cars, Inc. and the stockholders of Intelligent Motor Cars, Inc.

3.1

Amendment to Certificate of Incorporation of Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLIGENT MOTOR CARS GROUP, INC.

Date: February 6, 2003

By: /s/ Michael Magolnick

  Michael Magolnick, COO

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